As filed with the Securities and Exchange Commission on October 2, 2024

Registration No. 333-251317

Registration No. 333-266301

Registration No. 333-272593

Registration No. 333-278290

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-251317

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-266301

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-272593

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-278290

UNDER THE

SECURITIES ACT OF 1933

AUGMEDIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-3299164
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

111 Sutter Street, Suite 1300 San Francisco, California	94104
(Address of principal executive offices)	(Zip code)

2013 Equity Incentive Plan

2020 Equity Incentive Plan

(Full title of the plans)

Daniel Brian

Augmedix, Inc.

Chief Financial Officer, Treasurer and Secretary

111 Sutter Street, Suite 1300

San Francisco, California 94104

(Name and address of agent for service)

(888) 669-4885

(Telephone number, including area code, of agent for service)

Copies to:

Marshall Shaffer

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446 4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) filed by Augmedix, Inc., a Delaware corporation (the “Company”), withdraw and deregister all unsold or otherwise unissued securities registered under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (File No. 333-251317), filed with the SEC on December 14, 2020 registering 5,003,081 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), in connection with the Company’s (i) 2013 Equity Incentive Plan and (ii) 2020 Equity Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-266301), filed with the SEC on July 22, 2022, registering 3,856,028 shares of Common Stock in connection with the Company’s 2020 Equity Incentive Plan;

•

Registration Statement on Form S-8 (File No. 333-272593), filed with the SEC on June 12, 2023, registering 1,872,133 shares of Common Stock in connection with the Company’s 2020 Equity Incentive Plan; and

•

Registration Statement on Form S-8 (File No. 333-278290), filed with the SEC on March 28, 2024, registering 2,429,587 shares of Common Stock in connection with the Company’s 2020 Equity Incentive Plan.

On October 2, 2024, pursuant to an Agreement and Plan of Merger, dated as of July 19, 2024, by and among the Company, Commure, Inc., a Delaware corporation (“Parent”), and Anderson Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Company hereby removes from registration all securities registered but unsold or otherwise unissued under the Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 2nd day of October, 2024.

AUGMEDIX, INC.

By:	/s/ Daniel Brian
Daniel Brian
Chief Financial Officer, Treasurer and Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.